Exhibit 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of December 31, 2009

among

GULFPORT ENERGY CORPORATION,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

The Other Lenders Party Hereto

i

5.03	Governmental Authorization	58
5.04	Binding Effect	58
5.05	Financial Statements; No Material Adverse Effect	58
5.06	Litigation	58
5.07	No Default	59
5.08	Title; Liens; Priority of Liens	59
5.09	Environmental Compliance	59
5.10	Insurance	59
5.11	Taxes	60
5.12	ERISA Compliance	60
5.13	Subsidiaries	60
5.14	Disclosure	61
5.15	Compliance with Laws	61
5.16	Investment Company Act; Public Utility Holding Company Act; Margin Regulations	61
5.17	Tax Shelter Regulations	61
5.18	Rights in Collateral; Priority of Liens	61
5.19	Oil and Gas Leases	62
5.20	Oil and Gas Contracts	62
5.21	Producing Wells	62
5.22	Purchasers of Production	62

ARTICLE VI AFFIRMATIVE COVENANTS		63
6.01	Financial Statements	63
6.02	Certificates; Other Information	63
6.03	Notices	65
6.04	Payment of Obligations	65
6.05	Preservation of Existence, Etc.	65
6.06	Maintenance of Properties	65
6.07	Maintenance of Insurance	66
6.08	Compliance with Laws	66
6.09	Books and Records	66
6.10	Inspection Rights	66
6.11	Use of Proceeds	67
6.12	Accounts	67
6.13	Additional Guarantors	67
6.14	Collateral Records	67
6.15	Security Interests	67
6.16	Title Defects	68
6.17	Maintenance of Tangible Property	68
6.18	Inspection of Tangible Assets/Right of Audit	68
6.19	Leases	68
6.20	Operation of Borrowing Base Oil and Gas Properties	68
6.21	Change of Purchasers of Production	69
6.22	Escrow Agreement	69
6.23	Post-Closing Covenants	69

ARTICLE VII NEGATIVE COVENANTS		70
7.01	Liens	70
7.02	Hedging	71
7.03	Indebtedness	71
7.04	Fundamental Changes	72
7.05	Dispositions	72
7.06	Restricted Payments	73
7.07	Change in Nature of Business	73
7.08	Transactions with Affiliates	73
7.09	Margin Regulations	73
7.10	Pooling or Unitization	73
7.11	Financial Covenants	74
7.12	Texaco Lien and Escrow Agreement	74
7.13	Investments	74

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		74
8.01	Events of Default	74
8.02	Remedies Upon Event of Default	76
8.03	Application of Funds	77

ARTICLE IX AGENT		78
9.01	Appointment and Authority	78
9.02	Rights as a Lender	78
9.03	Exculpatory Provisions	78
9.04	Reliance by Agent	79
9.05	Delegation of Duties	79
9.06	Resignation of Agent	79
9.07	Non-Reliance on Agent and Other Lenders	80
9.08	No Other Duties, Etc.	80
9.09	Agent May File Proofs of Claim	81
9.10	Collateral and Guaranty Matters	81

ARTICLE X MISCELLANEOUS		82
10.01	Amendments, Etc.	82
10.02	Notices; Effectiveness; Electronic Communication	83
10.03	No Waiver; Cumulative Remedies; Enforcement	85
10.04	Expenses; Indemnity; Damage Waiver	86
10.05	Payments Set Aside	88
10.06	Successors and Assigns	88
10.07	Treatment of Certain Information; Confidentiality	92
10.08	Right of Set-off	93
10.09	Interest Rate Limitation	93
10.10	Counterparts; Integration; Effectiveness	94
10.11	Survival of Representations and Warranties	94
10.12	Severability	94
10.13	Replacement of Lenders	94
10.14	Governing Law; Jurisdiction; Etc.	95

10.15	Waiver of Jury Trial	96
10.16	No Advisory or Fiduciary Responsibility	96
10.17	Electronic Execution of Assignments and Certain Other Documents	97
10.18	USA PATRIOT Act	97
10.19	Time of the Essence	97
10.20	ENTIRE AGREEMENT	97

SCHEDULES

2.01	Commitments and Pro Rata Shares
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries
5.20	Oil and Gas Contracts
5.22	Purchasers of Production
7.01	Existing Liens
7.03	Existing Indebtedness
7.13	Investments
10.02	Addresses for Notices

EXHIBITS

A	Form of Revolving Loan Notice
B	Borrowing Base Oil and Gas Properties
C	Form of Note
D	Form of Compliance Certificate
E	List of Collateral Documents
F	Form of Assignment and Assumption Agreement
G	Form of Term Loan Notice

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of December 31, 2009 among GULFPORT ENERGY CORPORATION, a Delaware corporation (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Agent (“Agent”).

Borrower has requested that Lenders amend and restate the revolving credit facility originally dated as of March 11, 2005 among the Borrower, the Agent and the Lenders (the “Original Credit Agreement”), and Lenders are willing to do so on the terms and conditions set out herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set out below:

“Administrative Agent” or “Agent” means Bank of America in its capacity as (a) Administrative Agent or Agent under any of the Loan Documents, and/or (b) the L/C Issuer of Letters of Credit under this Agreement, as the context requires, or any successor Agent.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 50% or more of the securities having ordinary voting power for the election of directors, managing general partners or equivalent governing body of such Person.

“Agent Fee Letter” means that certain letter agreement dated as of even date of this Agreement between Agent and Borrower.

“Agent’s Office” means Agent’s address and, as appropriate, account as set out on Schedule 10.02, or such other address or account as Agent may from time to time notify Borrower and Lenders.

“Agent-Related Persons” means Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Aggregate Revolving Commitments and the aggregate Term Loan Outstanding Amount of all Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Lenders.

“Agreement” means this Credit Agreement.

“Applicable Rate” means: (a) With respect to any Revolving Loan and with respect to Letters of Credit, the following percentages per annum, based upon the Utilization Percentage:

Applicable Rate
Pricing Level	Utilization Percentage	Letters of Credit	Eurodollar Rate +	Base Rate +	Commitment Fee
1	≥ 75%	3.50%	3.50%	2.50%	0.625%
2	≥ 50% but < 75%	3.25%	3.25%	2.25%	0.625%
3	≥ 25% but < 50%	3.00%	3.00%	2.00%	0.500%
4	< 25%	2.75%	2.75%	1.75%	0.500%

Any increase or decrease in the Applicable Rate resulting from a change in the Utilization Percentage shall become effective on the date such change occurs.

(b) With respect to the Term Loan, a percentage per annum equal to four percent (4.00%). To the extent the Term Loan is converted to a Base Rate Loan as permitted hereunder, the Applicable Rate shall be a percentage per annum equal to 3.00%.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit F.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means the period from and including the Closing Date to the earlier of (a) the Revolving Maturity Date, and (b) the date of termination of the commitment of each Lender to make Revolving Loans and of the obligation of Agent to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the sum of (i) 1.00%

plus (ii) the Eurodollar Rate (for an Interest Period of one month, determined in accordance with the definition of Eurodollar Rate). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the preamble.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Revolving Loans that are Eurodollar Rate Loans, having the same Interest Period made by each of Lenders pursuant to Section 2.01(a).

“Borrowing Base” means the maximum loan amount that may be supported by the Borrowing Base Oil and Gas Properties, as determined by the Agent and approved by the Required Revolving Lenders from time to time in accordance with Section 2.04 of this Agreement.

“Borrowing Base Oil and Gas Properties” means those Oil and Gas Properties of the Borrower that are subject to the Liens created by the Collateral Documents, together with the additional Borrowing Base Oil and Gas Properties that are described in Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Capitalization” means Stockholder’s Equity plus Subordinated Liabilities.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depositing, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Obligations” means all obligations, indebtedness, and liabilities of Borrower and any Subsidiary, and each Affiliate thereof, arising under any Secured Cash Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Borrower or any Subsidiary, or any Affiliate thereof, of any proceeding under any Debtor Relief Law naming the Borrower, such Subsidiary or such Affiliate as the debtor in such proceeding, regardless of whether such interest, fees or other amounts are allowed claims in such proceeding.

“Cash Management Party” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), but excluding (i) any employee benefit plan of such person or its subsidiaries, (ii) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (iii) any Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 40% of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis;

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Section 4.01(f), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Collateral” shall mean any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Documents” means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Agent in Collateral securing all or part of the Obligations each in form and substance reasonably satisfactory to Agent and, including without limitation, those documents described on the attached Exhibit E.

“Commitment” means the Aggregate Revolving Commitments or any Lender’s commitment to continue to maintain the Term Loan, as the context of any Loan Document shall require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means a Borrowing, an L/C Credit Extension, or the extension of the Term Loan.

“Current Financial Statements” means the most recent financial statements delivered under Sections 6.01(a) or 6.01(b).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Agent that it does not intend to comply with any such funding obligations, (c) has failed, within three Business Days after request by the Agent, to confirm in a manner satisfactory to the Agent, that it will comply with such funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDAX” means, for any reporting period, net income on a consolidated basis before deductions for taxes (excluding unrealized gains and losses related to trading securities and commodity hedges) plus depreciation, depletion, amortization and interest expense, plus exploration costs deducted in determining net income under full cost accounting.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance of equity interests (including any preferred equity securities) by the Borrower or any of its Subsidiaries other than equity interests issued (i) to the Borrower or any of its Subsidiaries; (ii) pursuant to employee or director and officer benefit or dividend reinvestment plans or stock option or purchaser plans; (iii) as consideration in connection with or to fund any investment by the Borrower or any of its Subsidiaries in any other

Person pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of its Subsidiaries; or (iv) pursuant to any outstanding warrants to purchase common stock pursuant to any of the approximately 66,000 outstanding warrants to purchase common stock issued by the Company in 2002 in the ordinary course of business.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and cash equivalents received by the Borrower or any of its Subsidiaries from such Equity Issuance after payment of, or provision for, all reasonable brokerage commissions, investment banking fees, attorneys’ fees, accountants’ fees, underwriting discounts and commissions, taxes and other reasonable out-of-pocket fees, costs and expenses actually incurred.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Escrow Agreement” means that certain Escrow Agreement dated March 11, 1997 among Borrower (as successor to DLB Oil & Gas, Inc.), Texaco Exploration and Production Inc. and JPMorgan Chase Bank, N.A. (successor to The Chase Manhattan Bank).

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office in compliance with Section 3.06) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Letters of Credit” means all Letters of Credit, if any, issued under the Original Credit Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of  1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Agent.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Forward Sales Contracts” means those certain forward sales contracts entered into among the Borrower and third parties in the ordinary course of business related to sales of Hydrocarbons.

“Fourth Amendment Effective Date” means August 31, 2009.

“Fronting Exposure” means, at any time there is a Defaulting Lender, that Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which (a) the Defaulting Lender’s participation obligation has been reallocated pursuant to Section 2.14(e) or (b) Cash Collateral or other credit support acceptable to the L/C Issuer has been provided in accordance with Sections 2.03 or 2.13.

“Funded Debt” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Indebtedness in respect of capital leases, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each domestic Subsidiary of Borrower, now or hereafter in existence.

“Guaranty” means the Guaranty made by any Guarantor in favor of Agent on behalf of Lenders, in form and substance reasonably satisfactory to Agent.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hydrocarbons” means crude oil, condensate, natural gas, natural gas liquids and other hydrocarbons.

“Indebtedness” means, as to any Person at a particular time, all obligations required by GAAP to be classified upon such Persons balance sheet as liabilities, including all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04.

“Information” has the meaning specified in Section 10.07.

“Initial Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

“Initial Period” means the period commencing with the Closing Date and ending on the date immediately prior to the date of redetermination of the Borrowing Base attributable to Borrower’s Oil and Gas Properties as provided in Section 2.04.

“Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Maturity Date or the Term Loan Maturity Date, as applicable; provided that, that if any Interest Period for a Eurodollar Rate Loan exceeds one month, the respective dates that fall on the last Business Day of each month after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each month.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter (subject to availability), as selected by Borrower in its Revolving Loan Notice or Term Loan Notice, as applicable; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Termination Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” approved by the Institute of International Banking Law & Practice, Inc. and issued as ICC Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. For purposes of this Agreement, the term “Agent” may be used to mean “L/C Issuer” as required by the context of any provision.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Leases” means oil and gas leases and all oil, gas and mineral leases constituting any part of the Borrowing Base Oil and Gas Properties.

“Lender” has the meaning specified in the preamble and, as the context requires, includes Agent in its capacity as issuer of Letters of Credit.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify Borrower and Agent.

“Letter of Credit” means any letter of credit issued under this Agreement and shall include all Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit, whether irrevocable or otherwise.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” means this Agreement, each Note, each Swap Contract, each Collateral Document, and each Guaranty and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith.

“Loan Parties” means, collectively, Borrower and each Person (other than Agent or any Lender) executing a Loan Document including, without limitation, each Guarantor and each Person executing a Collateral Document.

“Loans” means an extension of credit by a Lender to Borrower under Article II in the form of a Revolving Loan or the Term Loan.

“Marketable Title” means good and indefeasible title, free and clear of all Liens other than Permitted Liens.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse change in, or a material adverse effect upon, any Borrowing Base Oil and Gas Property or any other Collateral.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means (a) in connection with any Disposition or Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees and insurance consultant fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Loan Document) and other customary fees, costs and expenses actually incurred in connection therewith, taxes paid or reasonably estimated to be payable as a result thereof within two years of the date of the relevant Disposition or Recovery Event as a result of any gain recognized in connection therewith (after taking into account any applicable tax credits or deductions and any tax sharing arrangements) and, to the extent in the ordinary course of business and customary in the Borrower’s line of business, all distributions and other payments required to be made pursuant to partnership agreements, limited liability company organizational documents, joint venture agreements, operating agreements, production sharing agreements, pooling arrangements and other agreements relating to the assets so Disposed of, and amounts reserved for purchase price adjustments and post-closing liabilities, (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds or cash equivalents received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, brokerage, finder’s or similar fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, and (c) in connection with the settlement, unwinding or termination of a Swap Contract, the cash proceeds or cash equivalents received, net of attorneys’ fees, costs, charges and other customary fees and expenses actually incurred in connection therewith.

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (including any Swap Contract) or otherwise with respect to any Loan or Letter of Credit, or under any Secured Cash Management Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Oil and Gas Properties” means fee, leasehold or other interests in or under mineral estates or oil, gas and other liquid or gaseous hydrocarbon leases with respect to properties situated in the United States, including, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and properties, real or personal, appertaining, belonging, affixed or incidental thereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, as the case may be, occurring on such date; (b) with respect to the Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loan, as the case may be, occurring on such date; and (c) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.06.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Holder” means (i) Charles E. Davidson, (ii) the members of the immediate family of the Person referred to in clause (i) above, (iii) any trust created for the benefit of the Persons described in clause (i) or (ii) above or any of their estates of (iv) any Person that is controlled by any Person described in clause (i), (ii) or (iii) above or any Related Party of any Person described in clause (i), (ii) or (iii).

“Permitted Liens” means Liens permitted under Section 7.01.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Pro Rata Share” means, with respect to each Lender, at any time, as applicable, (a) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of

Agent to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to Section 10.06 and (b) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the portion of the Term Loan held by such Lender at such time and the denominator of which is the Term Loan Outstanding Amount. The initial Pro Rata Share of each Lender under the Revolving Loans and under the Term Loan is set out opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions for Oil and Gas reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Reserves” means Proved Reserves as defined in the Definitions for Oil and Gas reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“PW9” means the present worth of future net income, discounted to present value at the simple interest rate of nine percent (9%) per year.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Register” has the meaning set out in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set out in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to any continuation of the Term Loan, a Term Loan Notice and (c) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, (a) Lenders having more than 51% of the Aggregate Commitments or, (b) if the commitment of each Lender to make Revolving Loans and the obligation of Agent to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 51% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Aggregate Commitment of, and the portion of the Total

Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. Notwithstanding the foregoing, if at any time there are fewer than three Lenders which are parties to this Agreement, “Required Lenders” shall mean all Lenders.

“Required Revolving Lenders” means, as of any date of determination, Lenders having more than 51% of the Aggregate Revolving Commitments or, if the commitment of each Lender to make Revolving Loans and the obligation of Agent to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 51% of the Total Revolving Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Aggregate Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders. Notwithstanding the foregoing, if at any time there are fewer than three Lenders which are parties to this Agreement with a Revolving Commitment, “Required Revolving Lenders” shall mean all such Lenders with a Revolving Commitment.

“Reserve Report” means a report prepared by a company engineer or an independent petroleum engineer or firm of engineers that is reasonably satisfactory to the Borrower and the Agent regarding the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties, using the criteria and parameters required by and acceptable to the SEC, and incorporating the present cost of appropriate plugging and abandonment obligations to be incurred in the future, taking into account any plugging and abandonment fund required to be accrued or established by Borrower out of cash flow from the Borrowing Base Oil and Gas Properties covered by such report with respect to such future obligations. Unless Agent notifies Borrower to the contrary, Ryder Scott Company is deemed a satisfactory firm of engineers.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered under this Agreement that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest, except for any distributions in kind made in accordance with any preferred stock requirements, existing or future stock options, warrant or similar plans in existence as of the date of this Agreement.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the lesser of the amount set out opposite such Lender’s name on Schedule 2.01 with respect to Revolving Loans or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Revolving Loans that are Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing shall be substantially in the form of Exhibit A.

“Revolving Maturity Date” means April 1, 2011.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Borrower or any Subsidiary and any Cash Management Party.

“Stockholder’s Equity” means, at any time, the sum of the following accounts set forth on the consolidated Financial Statements of Borrower, prepared in accordance with GAAP: (A) the par or stated value of all outstanding capital stock (common and preferred); (B) capital surplus including paid in capital; and (C) retained earnings.

“Subordinated Liabilities” means all other liabilities subordinated to the Obligations in a manner acceptable to Agent its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the

International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Maturity Date” means March 31, 2010.

“Term Loan Notice” means a written notice of a continuation of the Term Loan pursuant to Section 2.02(a), which shall include (a) the duration of the Interest Period for such continuation or (b) a conversion of the Term Loan from (i) a Eurodollar Rate Loan to a Base Rate Loan or (ii) a Base Rate Loan to a Eurodollar Rate Loan.

“Term Loan Outstanding Amount” means, as to each Lender, its Pro Rata Share of the outstanding Obligations under the Term Loan in an aggregate principal amount at any one time outstanding not to exceed the amount set out opposite such Lender’s name on Schedule 2.01 with respect to the Term Loan or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Loan Principal Amount” means $2,020,525.00.

“Termination Date” means the later of the Revolving Maturity Date or the Term Loan Maturity Date.

“Texaco Lien” means that certain security interest and Lien granted to Texaco Exploration and Production, Inc., a Delaware corporation, by DLB Oil & Gas, Inc. an Oklahoma corporation and predecessor in interest to Borrower, pursuant to that certain Security Agreement and Assignment of Production Proceeds dated March 11, 1997, as the same may be amended, restated, supplemented or modified from time to time (the “Texaco Security Agreement”), subject to the terms hereof.

“Total Liabilities” means the sum of current liabilities plus long term liabilities.

“Total Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all L/C Obligations and the aggregate Term Loan Outstanding Amount.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

“Transfer Order Letters” means the letters in lieu of division or transfer orders, in form acceptable to the Agent.

“Type” means with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States,” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set out in Section 2.03(c)(i).

“Utilization Percentage” means, on any day, the ratio, stated as a percentage of the aggregate principal amount of the Total Revolving Outstandings to the Aggregate Revolving Commitments.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears; (iii) the term “including” is by way of example and not limitation; and (iv) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein. All financial ratios contemplated by this Agreement shall be calculated on a consolidated basis for Borrower and its Subsidiaries.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set out in any Loan Document, and either Borrower or the Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by any Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS.

2.01 (a) Revolving Loans. Subject to the terms and conditions set out herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment as set forth on Schedule 2.01; provided that, that after giving effect to any Borrowing, (a) the Total Revolving Outstandings shall not exceed the lower of (i) Aggregate Revolving Commitments and (ii) the Borrowing Base, and (b) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01(a), prepay under Section 2.05(a), and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. All revolving loans outstanding under the Original Credit Agreement shall be continued as Revolving Loans hereunder.

(b) Term Loan. The Lenders have previously made a term loan (the “Term Loan”) in an aggregate amount as of the Closing Date equal to the amount of such Lender’s Pro Rata Share of the Term Loan Principal Amount as set forth on Schedule 2.01, which constitutes the Term Loan under this Agreement. Amounts that have been borrowed under this Section 2.01(b) which are repaid or prepaid may not be reborrowed. The outstanding portion of the term loan made under the Original Credit Agreement shall be continued as the Term Loan hereunder.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Revolving Loans or Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans constituting Revolving Loans shall be made upon Borrower’s irrevocable notice to Agent, which may be given by telephone, provided that such notice is promptly followed by facsimile notice. Each such notice must be received by Agent not later than 11:00 a.m., Eastern time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) with respect to any Loan must be confirmed promptly by delivery to Agent of a written Revolving

Loan Notice or Term Loan Notice, as applicable, appropriately completed and signed by a Responsible Officer of Borrower. With respect to Revolving Loans, each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a greater integral multiple of $100,000. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a greater integral multiple of $100,000. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Revolving Loans that are Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. With respect to Revolving Loans, if Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Revolving Loans that are Eurodollar Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Term Loan shall initially be made (without the Borrower being required to submit a Term Loan Notice) as a Eurodollar Rate Loan having an Interest Period of one month. The Term Loan shall be automatically continued (without the Borrower being required to submit a Term Loan Notice) as a Eurodollar Rate Loan having an Interest Period of one month on the last day of the immediately preceding Interest Period, unless otherwise specified in a Term Loan Notice delivered to the Agent. Each Term Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a conversion of the Term Loan from one Type to the other, or a continuation of the Term Loan as a Eurodollar Rate Loan, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), and (iii) if applicable, the duration of the Interest Period with respect thereto.

(b) Following receipt of a Revolving Loan Notice, Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Revolving Loan available to Agent in immediately available funds at Agent’s Office not later than 1:00 p.m., Eastern time, on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set out in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by

Borrower; provided that, that if, on the date of the Revolving Loan Notice with respect to such Borrowing is given by Borrower there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to Borrower as provided above. Following receipt of a Term Loan Notice, Agent shall promptly notify each Lender with a Term Loan Outstanding Amount of such receipt.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans and Borrower agrees to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(d) Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to Revolving Loans. Only one Interest Period shall be in effect with respect to the Term Loan.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set out herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set out in this Section 2.03: (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) Lenders severally agree to participate in Letters of Credit issued for the account of Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, would exceed such Lender’s Revolving Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a

Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) the L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated under this Agreement) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, (provided that such Letter of Credit may include provisions for automatic renewal), unless the Required Revolving Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral in accordance with Section 2.14, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure with respect to such Lender as to either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has such actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) such Letter of Credit is in an initial amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit, or is to be denominated in a currency other than Dollars.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by the L/C Issuer not later than 11:00 a.m., Eastern time, at least two Business Days (or such later date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application by the L/C Issuer at the address set out in Schedule 10.02 for receiving Letter of Credit Applications and related correspondence, if the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.

(iv) If Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit Agent to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that, the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) at least two Business Days before the Nonrenewal Notice Date (1) from the Required Revolving Lenders that they have elected not to permit such renewal or (2) from any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and the Agent thereof. Not later than 11:00 a.m., Eastern Time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the L/C Issuer by such time, the L/C Issuer shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set out in Section 4.02 (other than the delivery of a Revolving Loan Notice). Any notice given by the L/C Issuer pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including Agent in its capacity as a Lender) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Agent for the account of the L/C Issuer at Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., Eastern Time, on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. The Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set out in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Agent), the L/C Issuer will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.

(ii) If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion, each Lender shall pay to the Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the

Agent) plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of the L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit, Letter of Credit Application or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided that, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Agent, for the benefit of the L/C Issuer, as issuer of Letters of Credit and Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer (which documents are hereby consented to by Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to the Agent, for the benefit of the L/C Issuer, for the benefit of Agent, as issuer of Letters of Credit and

Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. In the case of a drawing under a Letter of Credit that has resulted in an L/C Borrowing as set forth in subsection (i) above, Cash Collateral provided hereunder shall be first utilized in order to reimburse such L/C Borrowing, with any remaining amounts maintained as Cash Collateral according to the terms hereof.

(h) Reserved.

(i) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(j) Letter of Credit Fees. Borrower shall pay to Agent for the account of each Lender in accordance with its Pro Rata Share (i) a Letter of Credit fee for each commercial Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such letter of credit (whether or not such maximum amount is then in effect under such Letter of Credit), and (ii) a letter of credit fee for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the actual daily amount of each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit fees shall accrue at the Default Rate.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Borrowing Base Determination.

(a) Subject to the applicable provisions of Article IV, the Borrowing Base in effect during the Initial Period is equal to $45,000,000. The Borrowing Base for all periods subsequent to the Initial Period will be based upon the Reserve Reports provided by the Borrower relative to the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties described on Exhibit B, which will be provided to Agent from time to time. The Borrowing Base shall be re-determined from time to time pursuant to the provisions of this Section.

(b) On or before each April 1 and October 1 commencing April 1, 2010, until the Revolving Maturity Date, the Borrower shall furnish to the Agent a Reserve Report, which shall set out, as of each preceding January 1 or July 1, as applicable, the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties. Each October Reserve Report may be prepared by the Borrower’s own engineers and shall be certified by the President or other Responsible Officer of the Borrower. Each April Reserve Report shall be a complete report prepared by independent reservoir engineers acceptable to Agent relating to the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties. Upon receipt of each such Reserve Report, the Agent shall make a determination of the Borrowing Base which shall become effective upon approval by the Required Revolving Lenders and subsequent written notification from the Agent to the Borrower, and which, subject to the other provisions of this Agreement, shall be the Borrowing Base until the effective date of the next redetermination of the Borrowing Base as set out in this Section 2.04. For any Oil and Gas Properties which are being acquired by Borrower to be included as Borrowing Base Oil and Gas Properties, Agent shall be satisfied in its sole discretion that Borrower is acquiring Marketable Title in addition to satisfying all other conditions relating to ownership and transfer of Borrowing Base Oil and Gas Properties and shall also be satisfied that such Borrowing Base Oil and Gas Properties shall be subject to the first priority Liens and security interests of the Agent, for the benefit of the Lenders, pursuant to the Collateral Documents (subject to Permitted Liens). The Agent may, subject to approval of the Required Revolving Lenders, and must, upon the request of the Required Revolving Lenders, redetermine the Borrowing Base at any time, and from time to time, which redetermination shall become effective upon approval by the Required Revolving Lenders and subsequent written notification from the Agent to the Borrower and which, subject to the other provisions of this Agreement, shall be the basis on which the Borrowing Base shall thereafter be calculated until the effective date of the next redetermination of the Borrowing Base, as set out in this Section; provided that, that the Required Revolving Lenders shall not request more than one (1) unscheduled Borrowing Base redetermination for every scheduled redetermination.

(c) The Agent shall have the right to initiate no more than one (1) unscheduled redeterminations of the Borrowing Base between the scheduled redetermination dates described in Section 2.04(b) by requesting in writing that the Borrower provide an unscheduled Reserve Report regarding the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties with an effective date not more than ninety days prior to Borrower’s delivery of such Reserve Report to Agent, and such Reserve Report shall be delivered to Agent within thirty days after Borrower’s receipt of such written request during the term of this Agreement. The Borrower shall have the right to request, by written notice to Agent, one unscheduled redetermination of the Borrowing Base during any twelve-month consecutive period, subject to contemporaneously providing to Agent a Reserve Report with an effective date not more than ninety days prior to the date of such notice.

(d) If at any time the Required Revolving Lenders cannot otherwise agree on a redetermination of the Borrowing Base, then the Borrowing Base, shall be set on the basis of the Agent’s calculation of the “weighted arithmetic average” (as hereinafter calculated) of the Borrowing Base, as determined by each individual Lender and communicated to Agent in writing. However, the amount of the Borrowing Base shall never be increased at any time without the unanimous consent of all the Lenders, notwithstanding anything else herein to the contrary. For purposes of this paragraph, the “weighted arithmetic average” of the Borrowing Base shall be determined by first multiplying the Borrowing Base proposed in writing to Agent by each Lender by such Lender’s Pro Rata Share, and then adding the results of each such calculation, with the resultant sum being the Borrowing Base.

(e) The Borrowing Base shall represent the Required Revolving Lenders’ approval (except where unanimous consent is required) of the Agent’s determination, in accordance with their customary lending practices, of the maximum loan amount that may be supported by the Borrowing Base Oil and Gas Properties and the Borrower acknowledges, for purposes of this Agreement, such determination by the Agent as being the maximum loan amount that may be supported by the Borrowing Base Oil and Gas Properties. In making any redetermination of the Borrowing Base, the Agent and the Lenders shall apply the parameters and other credit factors consistently applied then generally being utilized by the Agent and each such Lender, respectively, for Borrowing Base redeterminations for other similarly situated borrowers. The Borrower, Lenders and the Agent acknowledge that (i) due to the uncertainties of the oil and gas extraction process, the Borrowing Base Oil and Gas Properties are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, and (ii) for this reason and the difficulties and expenses involved in liquidating and collecting against the Borrowing Base Oil and Gas Properties, the Agent’s determination of the maximum loan amount with respect to the Borrowing Base Oil and Gas Properties contains an equity cushion, which equity cushion is acknowledged by the Borrower as essential for the adequate protection of the Lenders.

(f) The Borrower may, from time to time upon written notice to the Agent, propose to add Oil and Gas Properties of the Borrower to the Borrowing Base Oil and Gas Properties. Any such proposal to add Oil and Gas Properties of the Borrower to the Borrowing Base Oil and Gas Properties shall be accompanied by a Reserve Report applicable to such properties that conforms to the requirements of Section 2.04, and evidence sufficient to establish that the Borrower has Marketable Title to such Oil and Gas Properties, and any such addition shall become effective at such time as: (a) the Agent, with the approval of the Lenders, has made a determination of the amount by which the Borrowing Base would be increased as the result of such addition, (b) the conditions set out in Article IV hereof, to the extent they are applicable to such additional Oil and Gas Properties of the Borrower, have been satisfied and (c) the Agent is satisfied that such added Oil and Gas Properties have become subject to the first priority Liens and security interests of the Agent, in favor of the Lenders, subject to Permitted Liens. In determining the increase in the Borrowing Base pursuant to this Section, the Agent and the Lenders shall apply the parameters and other credit factors set out in Section 2.04, above. Agent and Lenders hereby acknowledge and agree that the title is sufficient for the current Leases that have been subject to review by Agent or its counsel and no updated or endorsement will be required at any time for any production under the such Leases, unless Agent receives notice, or otherwise becomes aware of, any circumstances that would affect Borrower’s representations and warranties with regard to title to any such Borrowing Base Oil and Gas Property. Notwithstanding the foregoing, Borrower hereby agrees to provide Agent, within 90 days of this Agreement, an updated title opinion of that certain Title Opinion dated January 27, 1997 prepared by Ottinger, Herbert & Sikes, LLP, as supplemented by that certain Supplemental Title Opinion dated January June 2, 1998 also prepared by Ottinger, Herbert & Sikes, LLP, each of which cover State Lease 340, West Cote Blanche Bay Field, with such update confirming Marketable Title of such property in the name of Borrower.

(g) At any time that Borrower proposes to increase the Borrowing Base by adding additional Oil and Gas Properties to the Borrowing Base Oil and Gas Properties pursuant to Section 2.04(f), Borrower may also request that Lenders increase the amount of the Aggregate Revolving Commitments stated on Schedule 2.01(a). At any time that Borrower makes such a request it shall promptly provide Agent with such financial information as Agent may request to assist the Agent in evaluating such request. Following the receipt of such information from Borrower, the Agent shall, with the unanimous approval of the Lenders, subject to all internal approvals of each Lender, and in the normal course of its business, make a redetermination of the Aggregate Revolving Commitments, which shall become effective upon written notification from the Agent to Borrower of the new Aggregate Revolving Commitments based on the parameters and other credit factors set out in Section 2.04(e), above.

2.05 Prepayments.

(a) Optional. Borrower may, upon notice to Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 12:00 noon, Eastern time, (A) five Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a greater integral multiple of $100,000; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a greater integral multiple of $100,000, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, whether such prepayment is of the Term Loan or Revolving Loans, and the Type(s) of Loans to be prepaid. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment, as applicable. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each Revolving Loan prepayment shall be applied to the Revolving Loans of Lenders in accordance with their respective Pro Rata Shares with respect to the Revolving Loans and each Term Loan prepayment shall be applied to the Term Loan of Lenders in accordance with their respective Pro Rata Shares with respect to the Term Loan.

(b) Mandatory.

(i) Overadvance. If for any reason (including a redetermination of the Borrowing Base) the Total Outstandings at any time exceed the lesser of Aggregate Commitments then in effect and the Borrowing Base then in effect (after giving effect to Section 2.05(b)(vi), Borrower shall immediately (and in any event within three (3) Business Days) (1) prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess or (2) add to the Borrowing Base Oil and Gas Properties additional Oil and Gas Properties of the Borrower sufficient in value, as determined pursuant to Section 2.04, to increase the Borrowing Base to equal or exceed the Total Outstandings.

(ii) Dispositions. Upon the occurrence of any Disposition (including any Disposition of any Borrowing Base Oil and Gas Properties) or any Recovery Event (except (A) Dispositions pursuant to Section 7.05(a), (c) or (d) and (B) with respect to Net Cash Proceeds received with respect to (i) Dispositions in an aggregate amount not to exceed $1,500,000 during any fiscal year or (ii) a Recovery Event, in each case in which such Net Cash Proceeds are utilized in order to replace or repair the assets of the Borrower or any Subsidiary that are the subject of such Disposition or Recovery Event (or, in the case of a Recovery Event, are utilized by the Borrower or the applicable Subsidiary to reimburse itself for expenditures previously made in order to replace or repair such assets in an aggregate amount not to exceed $4,000,000 during any fiscal year)), then on the date of receipt by the Borrower or the applicable Subsidiary of the Net Cash Proceeds related thereto, the Loans shall immediately be prepaid in accordance with Section 2.05(b)(viii) by an amount equal to the amount of such Net Cash Proceeds minus the amount of any mandatory prepayment made pursuant to Section 2.05(b)(i) in connection with such Disposition or Recovery Event. Notwithstanding the foregoing, the Borrower may retain Net Cash Proceeds in an amount not to exceed $100,000 in the aggregate for Dispositions made by the Borrower or its Subsidiaries during any fiscal year. For purposes of calculating the Net Cash Proceeds received from a Disposition or from a Recovery Event, such proceeds shall be determined as of the date of the applicable Disposition or Recovery Event, whether or not received on such date, but no such amount shall be required to be applied to prepayment of the Loans pursuant to this Section until received by the applicable Person. The provisions of this Section do not constitute consent to the consummation of any Disposition not otherwise permitted by Section 7.05.

(iii) Indebtedness Issuance. If any Indebtedness for borrowed money shall be issued or incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.03(a), (b), (c), (d), (e), (f), and (g)), then on the date of such issuance or incurrence, the Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such issuance or incurrence, in accordance with Section 2.05(b)(viii). The provisions of this Section do not constitute consent to the issuance or incurrence of any Indebtedness by the Borrower or any of its Subsidiaries not otherwise permitted hereunder.

(iv) Equity Issuance. If the Borrower or any Subsidiary consummates an Equity Issuance, then Equity Issuance Proceeds received by the Borrower or any of its Subsidiaries shall be immediately applied to prepay the Loans on the date such Equity Issuance Proceeds are received in accordance with Section 2.05(b)(viii); provided, however, the Borrower shall not nor shall it permit any Subsidiary to issue any equity interests (other than to the Borrower or any of its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $500,000 during any fiscal year) if a Default shall be existing immediately after giving effect thereto or would result therefrom.

(v) Termination of Swap Contracts. If the Borrower or any Subsidiary shall settle, unwind or otherwise terminate any Swap Contract (not including the ordinary course settlement of Forward Sales Contracts, but including any early monetization or termination of such Forward Sales Contracts), then on the date of receipt by the Borrower or any such Subsidiary of the Net Cash Proceeds related thereto, the Loans shall be immediately prepaid by an amount equal to the amount of such Net Cash Proceeds in accordance with Section 2.05(b)(viii).

(vi) Disposition of Borrowing Base Oil and Gas Properties. On each date on which Borrower sells any of its Borrowing Base Oil and Gas Properties, the Borrowing Base shall be automatically reduced to the loan value (determined in accordance with the procedures for determining the Borrowing Base) of the remaining Borrowing Base Oil and Gas Properties, and the Borrower shall be required to make a prepayment, if any, required to Section 2.05(b)(ii).

(vii) Accrued Interest. Each prepayment under this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Article III as a result of such prepayment.

(viii) Application of Prepayments. Prepayments required under this Section 2.05(b) shall be applied, first, to the Term Loan in inverse order of maturity, second to the Revolving Loan, with no reduction of the Aggregate Commitments as a result thereof, and third, to the extent that there are no Revolving Loans outstanding, to Cash Collateralize the L/C Obligations in accordance with Section 2.03.

2.06 Repayment of Loans. (a) Borrower shall repay to Lenders on the Revolving Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date, together with all accrued and unpaid interest and fees.

(b) Borrower shall repay the principal amount of the Term Loan to Lenders in monthly installments of $1,000,000 each, due and payable on the last Business Day of each calendar month, commencing on January 31, 2010. Borrower shall repay to Lenders on the Term Loan Maturity Date the aggregate principal amount of the Term Loan outstanding on such date, together with all accrued and unpaid interest and fees.

2.07 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount payable by Borrower under any Loan Document is not paid when due and is not cured within any applicable cure period, whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists (or after acceleration), Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in subsection (i) of Section 2.03, Borrower shall pay to Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which the applicable Aggregate Revolving Commitment exceeds the sum of (a) the Outstanding Amount of Revolving Loans and (b) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Borrower acknowledges that other loans outstanding with the Agent from time to time and not subject to this Agreement are not considered Revolving Loans in calculating the commitment fee.

2.09 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be and the actual number of days elapsed. All other computations of interest and all fees shall be made on the basis of a year of 360 days and the actual number of days elapsed, (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) a Note, which shall evidence, such Lender’s Loans, in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.

2.11 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. shall be deemed received on the next succeeding

Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)

(i) Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(ii) Payments by Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(iii) A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(iv) On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with Agent (as such account shall be designated by Borrower in a written notice to Agent from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full on such date. Borrower hereby authorizes Agent, upon notice to Borrower (which notice may be by telephone) (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to automatically deduct any such amount from any or all of the accounts of Borrower maintained at Agent. Agent agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.11(a)(iv) showing in reasonable detail the amounts of such deduction. Lenders agree to reimburse Borrower based on their Pro Rata Share, as applicable, for any amounts deducted from such accounts in excess of amounts due hereunder and under any other Loan Documents.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Agent because the conditions to the applicable Credit Extension set out in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13 Cash Collateral and Other Credit Support.

(a) Certain Credit Support Events. Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and that drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the Outstanding Amount of all L/C Obligations. In addition, if at any time there is a Defaulting Lender and the L/C Issuer has any amount of Fronting Exposure, the Borrower shall, promptly upon demand by the Agent, deliver to the Agent Cash Collateral in an amount sufficient to reduce Fronting Exposure to zero. If the Agent determines that Cash Collateral is subject to any senior secured right or claim of any Person other than the Agent as herein provided, such Cash Collateral shall be deemed not to have been delivered as required hereby, and the Borrower shall deliver additional Cash Collateral to meet the requirements hereof.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower hereby grants to and subject to the control of the Agent, for the benefit of the Agent, the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.13 or Sections 2.03 or 8.02 in respect of Letters of Credit shall secure and be held and applied to the satisfaction of the specific L/C Obligations or obligations to fund participations therein (including, Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral or other credit support was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral provided pursuant to (i) clause (i) of the first sentence of Section 2.13(a) shall be released when no L/C Borrowings are outstanding, (ii) clause (ii) of the first sentence of Section 2.13(a) or Section 8.02 shall be released when no L/C Obligations are outstanding; provided that if at any time the amount of Cash Collateral exceeds the amount of the remaining outstanding L/C Obligations, such excess amount shall be released to the Borrower, and (iii) Section 2.03 or the second sentence of Section 2.13 shall be released to the extent Cash Collateral provided pursuant to such provisions exceeds the aggregate amount of Commitments of all Defaulting Lenders; provided that Cash Collateral provided by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default.

2.14 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the full extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01;

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied, subject to any applicable requirements of Law, at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, if so determined by the Agent or requested by an L/C Issuer, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Letter of Credit; fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, in respect of obligations under this Agreement, an L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and L/C Borrowing owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or L/C Borrowings owed to, any Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied pursuant to this Section 2.14 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(iii) Certain Fees. A Defaulting Lender (i) shall not be entitled to receive any commitment fee pursuant to Section 2.08 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any fee that otherwise would have been required to have been paid to that Defaulting Lender) for any period during which that Lender is a Defaulting Lender and (ii) shall not be entitled to receive Letter of Credit Fees as provided in Section 2.03.

(b) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender as to which the L/C Issuer has not received Cash Collateral pursuant to Section 2.03, then for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.03, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, (i) each reallocation shall be given effect only if, at the initial date thereof, no Default or Event of Default shall have occurred and be continuing; and (ii) in all cases, the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the sum of (x) the aggregate Outstanding Amount of the Revolving Loans of that Lender, plus (y) such Lender’s Pro Rata Share of the Outstanding Amount of all other L/C Obligations (prior to giving effect to such reallocation).

(c) Defaulting Lender Cure. If the Borrower, the Agent, and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.14(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 20 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Agent or paid by the Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Agent) incurred by or asserted against the Borrower or the Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign

Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Law that will permit such payments to be made without withholding or at a reduced rate. The Borrower shall not be obligated to make any payments to a Foreign Lender pursuant to Section 3.01(c) to the extent that such Indemnified Taxes or Other Taxes become payable as a consequence of such Foreign Lender having failed to comply with this Section 3.01(f).

(g) Treatment of Certain Refunds. Unless required by applicable Laws or under this Section 3.01(g), at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it is entitled to receive a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section (such credit to include any increase in any foreign tax credit), it shall promptly notify the Borrower of the availability of such refund or credit and shall, within 30 days after receipt of a request by the Borrower, apply for such refund or credit at the Borrower’s expense, and in the case of any application for such refund or credit by the Borrower, shall, if legally able to do so, deliver to the Borrower such certificates, forms or other documentation as may be reasonably necessary to assist the Borrower in such application. If the Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section (such credit to include any increase in any foreign tax credit), it shall, within 30 days after receipt of such refund or for the benefit of such credit, pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or the L/C Issuer in the event the Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan , or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Aggregate Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to Agent and its legal counsel:

(i) executed counterparts of this Agreement, the Guaranty and all Collateral Documents covering all assets of Borrower, sufficient in number for distribution to Agent, each Lender and Borrower;

(ii) a Note executed by Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certificates as Agent may reasonably require to evidence that each Loan Party is duly organized or formed and that Borrower is, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of counsel to the Loan Parties acceptable to Agent, addressed to Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Initial Financial Statements that had or could reasonably be expected to have a Material Adverse Effect;

(b) Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(c) Agent shall have received evidence, satisfactory to Agent in its sole discretion, that as of the execution, delivery, filing and recording of the Collateral Documents, Agent shall hold a perfected, first priority Lien in all Collateral for the Loan, subject to Permitted Liens;

(d) Agent shall have received the results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against the Borrower in the Offices of the Secretary of State of the State of Delaware, such search to be as of a date no more than ten days prior to the date of Closing; and

(e) The Agent and the Lenders shall have been, and shall continue to be, satisfied, in their good faith discretion, that (i) the Borrower holds Marketable Title to the Borrowing Base Oil and Gas Properties, and that such ownership includes record title to an undivided net revenue interest in the production from each such Borrowing Base Oil and Gas Property that is not less than, as well as an undivided working interest in each Borrowing Base Oil and Gas Property that is not greater than (unless there is a corresponding increase in the net revenue interest attributed to such party therein), the net revenue interest therein and the working interest therein, respectively, attributed to the Borrower on Exhibit B, subject to the limitations and qualifications on such Exhibit (or attributed to Borrower in any Collateral Document applicable to any Oil and Gas Property that is added to the Borrowing Base Oil and Gas Properties in connection with any subsequent funding after the Closing Date) and (ii) at least ninety percent (90%) of the PW9 of the Proved Reserves attributable to the Borrowing Base Oil and Gas Properties are subject to the first priority Liens and security interests of the Agent, in favor of the Lenders (subject to the Texaco Lien), provided that, for purposes of closing, Agent and Lenders intend to have confirmed, to their satisfaction, (x) the status of Borrower’s title to Borrowing Base Oil and Gas Properties comprising a minimum of ninety percent (90%) of the PW9 (based on the most recent Borrowing Base evaluation by the Agent) of the Proved Reserves that are attributable to those Borrowing Base Oil and Gas Properties and (y) that the Agent, for the benefit of the Lenders, has been granted a first priority Lien and security interest in at least ninety percent (90%) of the PW9 of the Proved Reserves attributable to such Borrowing Base Oil and Gas Properties through mortgages, deeds of trust or other collateral documentation (subject to the Texaco Lien); such determination by Agent and the Lenders, however, shall not relieve Borrower from the ongoing obligation to comply with all of its representations, warranties and covenants herein and in the Collateral Documents regarding Borrower’s title to all Borrowing Base Oil and Gas Properties and the Liens and security interests granted to the Agent for the benefit of the Lenders.

(f) Any fees required to be paid on or before the Closing Date, including those set forth in the Agent Fee Letter, shall have been paid.

(g) Borrower shall have paid all Attorney Costs of Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

(h) Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Required Lenders reasonably may require.

(i) The Closing Date shall have occurred on or before December 31, 2009.

(j) Agent shall have received such other assurances, certificates, documents, consents, evidence of perfection of all Liens securing the Obligations or opinions as Agent or the Required Lenders reasonably may require.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions and Conversions and Continuations. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, conversion or continuation, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension, conversion or continuation.

(c) Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.03 Conditions to Credit Extensions Relating to Additional Borrowing Base Oil and Gas Properties. The obligation of each Lender to honor any Request for Credit Extension that would be secured by Borrowing Base Oil and Gas Properties added subsequent to the Closing Date is subject to the following conditions precedent: As of the time of funding any additional advances to Borrower that have been approved by the Lenders pursuant to Section 2.01(a) and are made in conjunction with the addition of Oil and Gas Properties owned by the Borrower to the Borrowing Base Oil and Gas Properties, the Borrower shall have duly delivered to the Agent: (i) the Collateral Documents that are necessary or appropriate, in the reasonable opinion of the Agent, relating to such additional Oil and Properties, (ii) Transfer Order Letters applicable to the production of oil and gas from the such additional Borrowing Base Oil and Gas Properties and (iii) evidence, reasonably satisfactory to Agent in its sole discretion, that Borrower and the Borrowing Base Oil and Gas Properties will be in material compliance with all Environmental Laws. Furthermore, Agent shall have completed its title due diligence confirming that Borrower has satisfactory title to Leases representing ninety percent (90%) of the PW9 of Borrower’s Proved Reserves attributable to the Borrowing Base Oil and Gas Properties, and Agent shall be satisfied that the first priority Liens and security interests of the Agent, for the benefit of the Lenders (subject to the Texaco Lien), constitute at least ninety percent (90%) of the PW9 of Borrower’s Proved Reserves attributable to the Borrowing Base Oil and Gas Properties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to bankruptcy, insolvency and general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Initial Financial Statements and the audited Current Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Current Financial Statements of Borrower and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Initial Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as specifically disclosed in Schedule 5.06 hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Title; Liens; Priority of Liens. Each of Borrower, each Loan Party, and each other Subsidiary (a) has good record and Marketable Title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) own the personal property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties other than those permitted under Section 7.01, (c) have Marketable Title to the working and net revenue interests in the Borrowing Base Oil and Gas Properties as set out on Exhibit B and (d) have granted first priority Liens and security interests in favor of the Agent, for the benefit of the Lenders, in the Collateral that is required under this Agreement and the Collateral Documents. Except as set out in the instruments and agreements, if any, more particularly described in Exhibit B hereto, all such shares of production which the Borrower is entitled to receive, and shares of expenses which the Borrower is obligated to bear, are not subject to change, except for changes attributable to future elections by the Borrower not to participate in operations proposed pursuant to customary forms of applicable joint operating agreements, and except for changes attributable to changes in participating areas under any federal units wherein participating areas may be formed, enlarged or contracted in accordance with the rules and regulations of the applicable Governmental Authority. Upon the proper filing of UCC financing statements in the proper locations, the proper recording of mortgages in the proper office, and the taking of the other actions required by the Required Lenders, the Liens granted in property pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Agent, for the ratable benefit of Agent and Lenders, subject to Permitted Liens. The property of Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens. All such shares of production which the Borrower is entitled to receive, and shares of expenses which the Borrower is obligated to bear, are not subject to change, except for changes attributable to future elections by the Borrower not to participate in operations proposed pursuant to customary forms of applicable joint operating agreements, and except for changes attributable to changes in participating areas under any federal units wherein participating areas may be formed, enlarged or contracted in accordance with the rules and regulations of the applicable governmental authority.

5.09 Environmental Compliance. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09 hereto, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

5.11 Taxes. Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.13.

5.14 Disclosure. Borrower has disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party in connection with any Loan Document to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.15 Compliance with Laws. Borrower, each Subsidiary and each other Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Investment Company Act; Public Utility Holding Company Act; Margin Regulations. None of Borrower, any Person Controlling Borrower, or any Subsidiary (a) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (b) is or is required to be registered as an “investment company” under the Investment Company Act of 1940. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

5.17 Tax Shelter Regulations. Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Agent thereof. Accordingly, if Borrower so notifies Agent, Borrower acknowledges that one or more of the Lenders may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

5.18 Rights in Collateral; Priority of Liens. Borrower and each other Loan Party own the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties, other than Permitted Liens. Upon the proper filing of UCC financing statements in the proper locations, and the taking of the other actions required by the Required Lenders, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Agent, for the ratable benefit of Agent and Lenders, subject to Permitted Liens.

5.19 Oil and Gas Leases. The Leases which constitute any part of the Borrowing Base Oil and Gas Properties are in full force and effect as to those portions thereof that comprise the Borrowing Base Oil and Gas Properties.

5.20 Oil and Gas Contracts. Except: (a) as set out on Schedule 5.20 attached hereto, and (b) as may subsequently occur and be disclosed by Borrower in the next Compliance Certificate delivered by Borrower after such occurrence, the Borrower is not obligated, by virtue of any prepayment under any contract providing for the sale by the Borrower of Hydrocarbons which contains a “take-or-pay” clause or under any similar prepayment agreement or arrangement, including, “gas balancing agreements”, to deliver a material amount of Hydrocarbons produced from the Borrowing Base Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor (i.e., in the case of oil, not in excess of sixty days, and in the case of gas, not in excess of ninety days). Except: (a) as set out on Schedule 5.20 attached hereto, and (b) as may subsequently occur and be disclosed by Borrower in the next Compliance Certificate delivered by Borrower after such occurrence, the Borrowing Base Oil and Gas Properties are not subject to any contractual, or other arrangement for the sale of crude oil which cannot be canceled on ninety days’ (or less) notice, unless the price provided for therein is equal to or greater than the prevailing market price in the vicinity. To the best of the Borrower’s knowledge, the Borrowing Base Oil and Gas Properties are not subject to any regulatory refund obligation and no facts exist which might cause the same to be imposed.

5.21 Producing Wells. All producing wells that constitute part of the Borrowing Base Oil and Gas Properties: (a) have been, during all times that any such wells were operated by Borrower or its Affiliates, and (b) to the knowledge of the Borrower, have been at all other times; drilled, operated and produced in conformity with all applicable Laws, rules, regulations and orders of all regulatory authorities having jurisdiction, are subject to no penalties on account of past production, and are bottomed under and are producing from, and the well bores are wholly within, the Borrowing Base Oil and Gas Properties, or on Oil and Gas Properties which have been pooled, unitized or communitized with the Borrowing Base Oil and Gas Properties, except to the extent that any noncompliance with the representations set out in this Section would not have a Material Adverse Effect.

5.22 Purchasers of Production. The names and business addresses of the Persons who: (a) have purchased any of the Borrower’s interests in oil and gas produced from the Borrowing Base Oil and Gas Properties during the six calendar months preceding the Closing Date, and (b) are considered by Borrower to be potential future purchasers of Borrower’s interest in oil and gas produced from the Borrowing Base Oil and Gas Properties, are identified on Schedule 5.22 attached hereto.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set out in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, of the following, in form and detail reasonably satisfactory to Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. Deliver to Agent a sufficient number of copies for delivery to each Lender, of the following, in form and detail reasonably satisfactory to Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(b) promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto;

(d) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a report of Borrower’s commodity hedge position; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the

Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

6.03 Notices. Promptly notify Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) cause its tangible property relating to the Borrowing Base Oil and Gas Properties to be maintained in good repair and condition, cause all necessary replacements thereof to be made, and cause such property to be operated in a good and workmanlike manner in accordance with standard industry practices, unless the failure to do so would not have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than thirty days’ prior notice to Agent of termination, lapse or cancellation of such insurance provided that such insurance coverage shall include insurance for business interruption of Borrower with terms reasonably satisfactory to Agent.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws, and all orders, writs, injunctions and decrees applicable to it or to its business (including continuing its qualification with the Minerals Management Service) or property (including the Borrowing Base Oil and Gas Properties), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be, and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be. Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Agent or any Lender shall reasonably require.

6.10 Inspection Rights. Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, and make all financial records and other records relating to the Borrowing Base Oil & Gas Properties available for inspection, all at the expense of Agent on behalf of the Lenders (except that, during the continuance of a Event of Default, all such inspections shall be at Borrower’s expense) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided that, such actions shall not unreasonably interfere with the business or operations of Borrower. When a Default exists, Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and upon reasonable advance notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for capital expenditures, general corporate purposes not in contravention of any Law or of any Loan Document, and development and exploration of Oil and Gas Properties.

6.12 Accounts. Borrower shall maintain its primary deposit accounts, cash management and collection and lockbox services with Agent, or with another financial institution so long as such financial institution has acknowledged the Agent’s security interest in all accounts through a control agreement acceptable to the Agent within 60 days of the Closing Date.

6.13 Additional Guarantors. Notify Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty days), cause such Person to (a) become a Guarantor by executing and delivering Agent a counterpart of the Guaranty or such other document as Agent shall deem appropriate for such purpose, and (b) deliver to Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to Agent.

6.14 Collateral Records. Borrower agrees to execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to Agent, from time to time, solely for Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Agent may reasonably require designating, identifying or describing the Collateral. The failure by Borrower or any other Loan Party, however, to promptly give Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

6.15 Security Interests. Borrower shall, and shall cause each other Loan Party to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Borrower shall, and shall cause each other Loan Party to, comply with the requirements of all state and federal laws in order to grant to Agent and Lenders valid and perfected first priority security interests in the Collateral, subject to Permitted Liens, with perfection, in the case of any investment property or deposit account, being effected by giving Agent control of such investment property or deposit account, rather than by the filing of a UCC financing statement with respect to such investment property. Agent is hereby authorized by Borrower to file any UCC financing statements covering the Collateral whether or not Borrower’s signatures appear thereon. Borrower shall, and shall cause each other Loan Party, to do whatever Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Agent’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages; and, paying claims which might, if unpaid, become a Lien on the Collateral.

6.16 Title Defects. Cure any title defects to the Borrowing Base Oil and Gas Properties material in value, in the reasonable opinion of the Agent, within ninety days after receipt of written notice thereof from Agent and, in the event any title defects are not cured in a timely manner, pay all related costs and fees reasonably incurred by the Agent for the account of the Lenders to do so; provided the Borrower may remove any of its Oil and Gas Properties from the Borrowing Base Oil and Gas Properties so long as the Indebtedness evidenced by the Notes is less than or equal to the Borrowing Base (determined by the Lenders in accordance with Section 2.04 exclusive of such Oil and Gas Properties). In the event that the Borrower is unable to cure a title defect, Borrower shall have the ability to substitute additional Collateral; provided that Borrower’s ability to substitute such Collateral is subject to the requirements described in Section 2.04. Furthermore, after identification and prior to the cure of any such title defect, the Agent may, subject to approval of the Required Revolving Lenders, and must, upon the request of the Required Revolving Lenders, redetermine the Borrowing Base to reflect the amount of such title defect.

6.17 Maintenance of Tangible Property. Maintain all of its tangible property relating to the Borrowing Base Oil and Gas Properties in good repair and condition and make all necessary replacements thereof and operate such property in a good and workmanlike manner in accordance with standard industry practices, unless the failure to do so would not have a Material Adverse Effect on the Borrower or the value of any Borrowing Base Oil and Gas Property.

6.18 Inspection of Tangible Assets/Right of Audit. Permit any authorized representative of the Agent or any Lender to visit and inspect (at the risk of the Agent, such Lender and/or such representative) the Borrowing Base Oil and Gas Properties, and/or to audit the books and records of the Borrower related to the Borrowing Base Oil and Gas Properties during normal business hours, at the expense of the Agent or such Lender and during normal business hours following reasonable advance notice; provided, that any actions shall not unreasonably interfere with the business or operations of Borrower.

6.19 Leases. Keep and continue all material Leases comprising the Borrowing Base Oil and Gas Properties and related contracts and agreements relating thereto in full force and effect in accordance with the terms thereof and not permit the same to lapse or otherwise become impaired for failure to comply with the obligations thereof, whether express or implied; provided, however, that this provision shall not prevent the Borrower from abandoning and releasing any such Leases upon their termination as the result of cessation of production in paying quantities that did not result from the Borrower’s failure to maintain such production as a reasonably prudent operator. Subject to approval by the Agent, Borrower shall have the right to replace Leases that lapse or become impaired.

6.20 Operation of Borrowing Base Oil and Gas Properties. Operate or, to the extent that the right of operation is vested in others, exercise all reasonable efforts to require the operator to operate the Borrowing Base Oil and Gas Properties and all wells drilled thereon and that may hereafter be drilled thereon, continuously and in a prudent and workmanlike manner and in accordance with all Laws of the State in which the Borrowing Base Oil and Gas Properties are situated and the United States of America, as well as all rules, regulations, and Laws of any governmental agency having jurisdiction to regulate the manner in which the operation of the Borrowing Base Oil and Gas Properties shall be carried on, and comply with all terms and conditions of the Leases it now holds, and any assignment or contract obligating the Borrower in any way with respect to the Borrowing Base Oil and Gas Properties, except for any such non-compliance that would not have a Material Adverse Effect; but nothing herein shall be construed to empower the Borrower to bind the Agent or any Lender to any contract obligation, or render the Agent or any Lender in any way responsible or liable for bills or obligations incurred by the Borrower.

6.21 Change of Purchasers of Production. Concurrently with the delivery of (and as part of) the annual Compliance Certificate, and at any other time that the Agent may reasonably request in writing, the Borrower shall notify the Agent in writing of the identity and address of each Person who: (a) has purchased any of the Borrower’s interests in oil and gas produced from the Borrowing Base Oil and Gas Properties during the six calendar months preceding such anniversary of the Closing, and (b) are considered by Borrower to be potential future purchasers of Borrower’s interest in oil and gas produced from the Borrowing Base Oil and Gas Properties and, if requested by the Agent, shall provide the Agent with Transfer Order Letters executed by the Borrower and addressed to such purchasers of production.

6.22 Escrow Agreement. Comply with the terms of the Escrow Agreement, and provide a written certification of such compliance within the Compliance Certificates submitted pursuant to Section 6.02(a).

6.23 Post-Closing Covenants. Provide the following items to the Agent, all of which shall be reasonably satisfactory in form and substance to the Agent:

(a) On or before January 20, 2010, updates or supplements to, or assignments of, the Texaco Security Agreement, if any;

(b) On or before January 20, 2010, all certificates and related documentation covered by Sections 4.01(a)(iii) and (iv) for the Subsidiaries executing the Guaranty;

(c) On or before January 20, 2010, a written summary of the remaining obligations and the anticipated expense associated with complying with the obligations covered by the Texaco Security Agreement;

(d) On or before February 15, 2010, confirmation of the assets covered by the Texaco Security Agreement and confirmation of compliance with Section 5(B) of the Texaco Security Agreement; and

(e) On or before March 31, 2010, title opinions or reports covering East Hackberry Field and the West Hackberry Field, each located in Cameron Parish, Louisiana.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its Borrowing Base Oil and Gas Properties, or any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 hereto and any renewals, rearrangements, amendments, modifications and/or extensions thereof, provided that, the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes, assessments, or other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) operators’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or which are incident to the exploration, development, operation, and maintenance of the Borrower’s Oil and Gas Properties, not overdue for a period of more than thirty days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(f) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery;

(g) pledges or deposits in the ordinary course of business or Liens in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(h) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, or reservations and other similar encumbrances, defects, irregularities, and deficiencies in title affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds relating to such judgments;

(k) Liens securing Indebtedness permitted under Section 7.03(e); provided that, (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(l) the Texaco Lien.

7.02 Hedging. Enter into, during the term of this Agreement, any Swap Contracts, except for Swap Contracts that: (a) satisfy the requirements under Section 7.03(d) below, (b) cover monthly notional volumes of Hydrocarbons that do not exceed 75% of the Proved Developed Producing Reserves that are projected to be produced from the Borrowing Base Oil and Gas Properties for the applicable calendar month in the most recent Reserve Report or as otherwise determined as calculated by the Agent; provided that, where only annual volumes are presented in the Reserve Report, monthly volumes will be calculated by dividing the applicable volumes by the number of months covered by the Reserve Report for the applicable year, (c) are based on fixed prices to Borrower that are equal to or greater than the prices utilized by Agent in its most recent determination of the Borrowing Base and (d) do not include terms longer than 36 months.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness committed to or outstanding on the date hereof and listed on Schedule 7.03 hereto and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any Subsidiary;

(d) Obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) except in the case of

Forward Sales Contracts, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view”; (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, and (iii) if the Swap Contract relates to Hydrocarbons, Borrower enters into such Swap Contract with or through a counterparty that has a credit rating of at least “A-” by Standard and Poors or “A3” by Moody’s Investment Service.

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed assets within the limitations set out in Section 7.01(k); provided that, the aggregate amount of all such Indebtedness at any one time outstanding may not exceed $1,000,000; and

(f) Indebtedness associated with bonds, surety obligations or sinking funds required by any Governmental Authority or operators in connection with the operation of Oil and Gas Properties; and

(g) any Indebtedness associated or related to any preferred stock offering outstanding as of the date of this Agreement.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, so long as no Event of Default has occurred and is continuing or would result therefrom and so long as Borrower is the surviving entity, Borrower may merge or consolidate with or into another Person without the consent of the Agent, but with prior reasonable notice to Agent.

7.05 Dispositions. Make any Disposition except the following (provided that each such Disposition shall be for fair market value, determined at the time the agreement to enter into such Disposition is made):

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) sales, leases, assignments, transfers or disposals of, in one or any series of related transactions, any portion of the Borrowing Base Oil and Gas Properties, whether now owned or hereafter acquired, including transfers to Affiliates, which sales, leases, assignments, transfers and disposals under this Section 7.05(b), in the aggregate, do not exceed $100,000 during any period beginning on the date of Agent’s written notice to Borrower pursuant to Section 2.04 of a Borrowing Base redetermination (except that the first such period shall begin on the Closing Date) and ending on the date of the next such written notice from Agent to Borrower;

(c) sales of Hydrocarbons (including through Forward Sales Contracts in the ordinary course of business) in the ordinary course of business;

(d) Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary, provided that, if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor; and

(e) sales, leases, assignments, transfers or disposals of, in one or any series of related transactions, any portion of assets that are not categorized as Borrowing Base Oil and Gas Properties, whether now owned or hereafter acquired, including transfers to Affiliates, which, sales, leases, assignments, transfers and disposals under this Section 7.05(e) for fiscal years ending after December 31, 2009 (i) if any Obligations with respect to the Term Loan remain outstanding, an aggregate amount of $100,000 during such fiscal year and (ii) if no Obligations with respect to the Term Loan remain outstanding, an aggregate amount of $5,000,000 during such fiscal year.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof.

7.08 Transactions with Affiliates. Enter into any transaction allowed under Section 7.05 or of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

7.09 Margin Regulations. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.10 Pooling or Unitization. Voluntarily pool or unitize all or any part of the Borrowing Base Oil and Gas Properties where the pooling or unitization would result in any material diminution of the Borrower’s net revenue interest in production from the pooled or unitized lands, without the Required Lenders’ prior consent. Any unitization, pooling or communitization or other action or instrument in violation of this Section 7.10 shall be of no force or effect against any Lender.

7.11 Financial Covenants.

(a) Funded Debt to EBITDAX Ratio. Permit, as of any date of determination, the ratio of Funded Debt as of such date to EBITDAX for the 12-month period ending on such date to be greater than 2.00:1.00.

(b) Interest Coverage Ratio. Permit, as of any date of determination, the ratio of EBITDAX for the 12-month period ending on such date to Interest Expense for the 12-month period ending on such date to be less than 3.00:1.00.

7.12 Texaco Lien and Escrow Agreement. Amend, or agree to amend, the documents evidencing the Texaco Lien or the Escrow Agreement with the prior consent of Agent, such consent not to be unreasonable withheld, conditioned or delayed.

7.13 Investments. After the Fourth Amendment Effective Date, make any Investments (a) in an aggregate amount in excess of $500,000 through the date of repayment in full of all Obligations with respect to the Term Loan and (b) thereafter, in an aggregate amount in excess of $5,000,000 during any fiscal year, without the prior written consent of the Required Lenders. The Required Lenders have consented to the Investments listed on the attached Schedule 7.13.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or any L/C Obligation, or (ii) when and as required to be paid herein, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) when and as required to be paid herein, any other amount payable hereunder or under any other Loan Document, which failure to pay is not cured within five (5) days of the applicable due date; or

(b) Negative Covenants. Borrower fails to observe any term, covenant or agreement contained in Article VII, or Borrower or any Loan Party fails to observe any negative covenant in any other Loan Document; or

(c) Other Defaults. (i) Borrower fails to observe any term, covenant or agreement contained in Sections 6.03, 6.10, 6.11, 6.12, 6.22 and 6.23 and such failure continues for five (5) Business Days or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsections (a) or (b) above) contained herein or in any other Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed; or

(e) Cross-Default. (i) Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and after any applicable grace period, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000 or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than $50,000, which failure or occurrence is not cured within any applicable cure period; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person, which proceeding is not dismissed within sixty (60) days after filing; or

(g) Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against Borrower or any Subsidiary (i) one or more final, non-appealable, judgments or orders for the payment of money in an aggregate amount exceeding $100,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or, subject to Section 7.01, is not, valid, perfected and prior to all other Liens or is terminated, revoked or declared void; or

(k) Change of Control. There occurs any Change of Control with respect to Borrower and/or any Guarantor; or

(l) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable law;

provided that, upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set out in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among Lenders in proportion to the respective amounts described in this clause (d) payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, including Obligations related to any Swap Contract or Secured Cash Management Obligation, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause (e) held by them;

(e) Fifth, to Agent, for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

(f) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (f) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set out above.

ARTICLE IX

AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, a Lender or the L/C Issuer.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.06 Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the L/C Issuer hereunder.

9.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer and Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Agent under Sections 2.03(j), 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and the L/C Issuer, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(b) to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Documents; and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or, if applicable, the Required Revolving Lenders) and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Revolving Commitment or the Term Loan Outstanding Amount of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or letter of credit fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g) change the definition of “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders with a Revolving Commitment required to amend, waive or otherwise modify any rights hereunder that are or make any determination or grant any consent hereunder without the written consent of each Lender with a Revolving Commitment; or

(h) release any Guarantor or release the Liens on all or substantially all of the Collateral except in accordance with the terms of any Loan Document without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Agent acting alone); or

(i) amend the requirement that the Borrowing Base may be increased only with the consent of all Lenders with a Revolving Commitment;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) the Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that neither the Revolving Commitment nor the Term Loan Outstanding Amount of such Lender may be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail or telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Agent and the L/C Issuer. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agent, L/C Issuer and Lenders. Agent, the L/C Issuer and Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices or Term Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising set-off rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to Borrower, any Subsidiary or any other Loan Party or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demand, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The agreements in this Section shall survive the resignation of Agent or the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 10.04(b) shall be payable within ten Business Days after demand therefor.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than 20 Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Agent, the L/C Issuer or any Lender, or Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible

Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, Term Loan Outstanding Amount and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Aggregate Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, (i) the aggregate amount of the Revolving Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 and (ii) the aggregate amount of the Term Loan, shall not be less than $500,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Revolving Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Agent’s Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Aggregate Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Revolving Loans (including such Lender’s participations in L/C Obligations) and including all or a portion of its Term Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit. To the extent that Bank of America has resigned as L/C Issuer, any references to the term “Agent” contained in this Agreement that by context refer to the Agent in its role as L/C Issuer shall be deemed to refer to the L/C Issuer.

10.07 Treatment of Certain Information; Confidentiality. Each of Agent, Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and Related Parties and to its and its Affiliates’ and Related Parties’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the actual term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof; provided that no representation or warranty shall survive for any period following the satisfaction of the Obligations hereunder. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Agent has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the does not have any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GULFPORT ENERGY CORPORATION

By:	/s/ Michael G. Moore
Name: Michael G. Moore
Title: VP & CFO

BANK OF AMERICA, N.A., as Agent

By:	/s/ Christen A. Lacey
Name: Christen A. Lacey
Title: Principal

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Christen A. Lacey
Name: Christen A. Lacey
Title: Principal